RENEWABLE ASSETS, INC.
                 7040 W. Palmetto Park Road
                    Building 4, No. 572
                   Boca Raton, FL 33433


                      August 31, 2006



               Securities and Exchange Commission
                  Division of Corporate Finance
                      450 Fifth Street N.W.
                      Washington, DC 20549


               Re: Form SB-2; File No.: 333-129458



Ladies and Gentlemen:


   The undersigned, Renewable Assets, Inc., hereby requests withdrawal of the above-referenced registration statement on Form SB-2.



                                       Renewable Assets, Inc.


                                    By:  /s/Alfred M. Schiffrin
                                       ------------------------------
                                       Alfred M. Schiffrin, President